Exhibit 99.3

Unaudited pro forma financial information

The following unaudited pro forma consolidated statement of income for the year ended December 31, 2009 and the six months ended June 30, 2010 gives effect to Corn Products International, Inc.’s (“Corn Products,” “we” or “our”) pending acquisition (the “Acquisition”) of the business entities and assets comprising the specialty starches business (“National Starch”) of Akzo Nobel N.V. (“AkzoNobel”) as if the transaction had occurred on January 1, 2009. The following unaudited pro forma balance sheet information at June 30, 2010 gives effect to the Acquisition as if it had occurred on June 30, 2010.

Such unaudited pro forma financial information is based on the historical financial statements of Corn Products and National Starch and certain adjustments which we believe to be reasonable, to give effect to the transaction, which are described in the notes to the statements below.

The unaudited pro forma financial information:

•	does not purport to represent what the consolidated results of operations actually would have been if the Acquisition had occurred on January 1, 2009 or what those results will be for any future periods or what the consolidated balance sheet would have been if the Acquisition had occurred on June 30, 2010. The pro forma adjustments are based on information current as at September 10, 2010 (being the latest practicable date prior to the publication of this document); and

•	has not been adjusted to reflect any matters not directly attributable to implementing the Acquisition. No adjustment, therefore, has been made for actions which may be taken once the Acquisition is completed, such as any of our integration plans related to National Starch. As a result, the actual amounts recorded in our consolidated financial statements will differ from the amounts reflected in the unaudited pro forma financial statements, and the differences may be material.

The unaudited pro forma financial information has been compiled from the following sources with the following unaudited adjustments:

•	U.S. generally accepted accounting principles, or GAAP, financial information for Corn Products has been extracted without adjustment from our audited consolidated statement of income for the year ended December 31, 2009 contained in our Annual Report on Form 10-K filed with the SEC on February 26, 2010 and from our unaudited consolidated condensed financial statements as of and for the six months ended June 30, 2010 contained in our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2010. Therefore, no adjustments have been made for actions that may be taken once the Acquisition is complete, such as any integration plans related to National Starch.

•	International Financial Reporting Standards, or IFRS, financial information for National Starch has been extracted without material adjustment from the National Starch audited combined financial statements for the year ended December 31, 2009 and the unaudited condensed combined financial statements as of and for the 176 days ended June 25, 2010, included in our Current Report on Form 8-K filed with the SEC on September 14, 2010. Financial information summarizing the material differences between GAAP and IFRS as issued by the International Accounting Standards Board, or IASB, has not been adjusted to reflect any matters not directly attributable to implementing the Acquisition.

•	Certain adjustments have been made to present the National Starch IFRS financial information in accordance with GAAP and to align National Starch accounting policies with our accounting policies. Not all adjustments may have been made since the Acquisition has not been completed and we do not have full access to the National Starch books and records. The basis for these adjustments is explained in the notes to the information accompanying the tables.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•	our audited consolidated financial statements for the year ended December 31, 2009 and our unaudited consolidated financial statements as of and for the six months ended June 30, 2010 and the notes relating thereto; and

•	the combined statements of operating activities of National Starch for the year ended December 31, 2009 and the period ended June 25, 2010 and the combined statements of assets and liabilities at June 25, 2010 and the notes relating thereto, included in our Current Report on Form 8-K filed with the SEC on September 14, 2010.

Unaudited pro forma consolidated statement of income
for the six month period ended June 30, 2010

		National
		Starch				Pro forma
(in millions, except per share data)	Corn Products	IFRS	Adjustments			Corn Products

Net sales before shipping and handling costs	$2,060		$662	5	(i)	$2,722
Less—shipping and handling costs	120		8	5	(i)	128
Net sales	1,940	$654				2,594
Cost of sales	1,633	487	3	3	(i), 4b(vi)	2,123
Gross profit	307	167	(3)			471
Operating expenses	143	100	(1)	3	(i), 4b(iv), 4b(vii)	242
Other expense (income)-net	(5)	1				(4)
Impairment/restructuring charges	21	—				21
Operating income	148	66	(2)			212
Financing costs-net	11	—	26	4	b(iv), 4b(v)	37
Income before income taxes	137	66	(28)			175
Provision for income taxes	53	—	(8)	4	b(iv), 4b(viii)	45
Net Income	84	66	(20)			130
Less: Net income attributable to non-controlling interests	4	—				4
Net income attributable to CPI	80	66	(20)			126
Weighted average common shares outstanding
Basic	75.4					75.4
Diluted	76.5					76.5
Earnings per common share of CPI:
Basic	1.06					1.67
Diluted	1.05					1.65

Unaudited pro forma consolidated statement of income
for the year ended December 31, 2009

		National
		Starch			Pro forma
(in millions, except per share data)	Corn Products	IFRS	Adjustments		Corn Products

Net sales before shipping and handling costs	$3,890		$1,237	5(i)	$5,127
Less—shipping and handling costs	218		12	5(i)	230
Net sales	3,672	$1,225			4,897
Cost of sales	3,152	978	6	3(i), 4b(vi)	4,136
Gross profit	520	247	(6)		761
Operating expenses	247	199	4	3(i), 4b(vii)	450
Other expense (income)-net	(5)	(4)			(9)
Impairment/restructuring charges	125	—	74	3(ii)	199
Operating income	153	52	(84)		121
Financing costs-net	38	—	51	4b(iv), 4b(v)	89
Income before income taxes	115	52	(135)		32
Provision for income taxes	68	—	(20)	4b(viii)	48
Net Income (loss)	47	52	(115)		(16)
Less: Net income attributable to non-controlling interests	6	—			6
Net income (loss) attributable to CPI	41	52	(115)		(22)
Weighted average common shares outstanding
Basic	74.9				74.9
Diluted	75.5				75.5
Earnings (loss) per common share of CPI:
Basic	0.55				(0.29)
Diluted	0.54				(0.29)

Unaudited pro forma consolidated balance sheet
at June 30, 2010

		National
	Corn	Starch			Pro forma
(in millions)	Products	IFRS	Adjustments		Corn Products

Assets
Current assets
Cash and cash equivalents	$326	$—	$(229)	4a, 4b(ii), 4b(iv), 4b(v)	$97
Accounts receivable—net	472	178	(5)	5(ii)	645
Inventories	399	210	(2)	3(iv)	607
Prepaid expenses	32	—	(8)	4b(iv), 5(ii)	24
Deferred income tax assets	25	—			25
Total current assets	1,254	388	(244)		1,398
Property, plant and equipment—net	1,515	472	47	3(i), 4b(ii), 4b(vi)	2,034
Goodwill and other intangible assets	243	—	725	3(i), 3(ii) 4b(ii),	968
				4b(vii)
Deferred income tax assets	2	—	5	4b(viii)	7
Investments	11	—			11
Other assets	81	30	(13)	3(i), 4b(iv)	98
Total assets	3,106	890	520		4,516
Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	100	—			100
Deferred income taxes	—	—			—
Accounts payable and accrued liabilities	476	211	27	4b(iv)	714
Total current liabilities	576	211	27		814
Non-current liabilities	148	144		3(iii), 4b(ii)	292
Long-term debt	499	—	1,150	4a, 4b(v)	1,649
Deferred income taxes	111	—	14	4b(ii)	125
Share-based payments subject to redemption	6	—			6
Stockholders’ equity
Preferred stock—authorized 25,000,000 shares-$0.01 par value, none issued	—	—			—
Common stock—authorized 200,000,000 shares-$0.01 par value, 75,419,870 issued at June 30, 2010	1	—			1
Additional paid-in capital	1,101	—			1,101
Less: Treasury stock (common stock; 4,168,455 shares at June 30, 2010) at cost	(6)	—			(6)
Contributed Capital	—	535	(535)	3(i), 3(ii), 3(iii),	—
				3(iv), 4a, 4b(ii), 4b(ix)
Accumulated other comprehensive loss	(332)	—			(332)
Retained earnings	979	—	(136)	4b(iv), 4b(v), 4b(vi),	843
				4b(vii), 4b(viii)
Stockholders’ equity	1,743	535	(671)		1,607
Non-controlling interests	23	—			23
Total equity	1,766	535	(671)		1,630
Total liabilities and equity	3,106	890	520		4,516

Notes to unaudited pro forma consolidated financial statements

1.	Basis of presentation

The unaudited pro forma consolidated financial statements have been derived from the underlying financial statements prepared in accordance with GAAP and IFRS and reflect the Acquisition.

The underlying financial information for Corn Products, as prepared in accordance with GAAP, has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and from our unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2010 contained in our Quarterly Report on Form 10-Q. The underlying financial information for National Starch, as prepared in accordance with recognition and measurement principles of IFRS, has been derived from the audited combined financial statements as of December 31, 2009 and the unaudited condensed combined interim financial statements as of and for the 176 days ended June 25, 2010 included in our Current Report on Form 8-K filed with the SEC on September 14, 2010.

In January 2008, AkzoNobel completed the acquisition of Imperial Chemical Industries PLC, or ICI. National Starch was an existing business of ICI. The National Starch audited and unaudited statements have been prepared on a combined basis from the books and records of AkzoNobel to represent the assets and liabilities and operating activities of National Starch as if it had existed as a group of combined businesses as of and for the periods presented in these pro forma statements.

The National Starch financial statements, as prepared in accordance with IFRS, exclude all purchase price allocation impacts related to their business resulting from AkzoNobel’s purchase of ICI.

The National Starch financial statements include allocations for various expenses, including corporate administration expenses incurred by AkzoNobel and an allocation of certain assets and liabilities historically maintained by AkzoNobel, and an allocation of income and expenses related to such assets and liabilities. These include corporate overhead allocations, pension expenses and liabilities and other post-employment benefit expenses and provisions.

The National Starch financial statements, as prepared in accordance with recognition and measurement principles of IFRS, exclude the effects of financing and taxes since AkzoNobel uses a centralized approach for cash management and to finance its global operations as well as to manage its global tax position.

The proposed acquisition of National Starch by Corn Products has been treated as an acquisition, with Corn Products as the acquirer and National Starch as the acquiree, assuming that the acquisition had been completed on January 1, 2009 for the unaudited pro forma consolidated statements of income and on June 30, 2010 for the unaudited pro forma balance sheet.

The unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the unaudited pro forma results of operations are not necessarily indicative of the results of operations that may be achieved in the future. No adjustments have been made for actions that may be taken once the Acquisition is complete, such as any integration plans related to National Starch.

2.	Accounting policies

During the preparation of these pro forma condensed combined financial statements, we were not aware of any material differences between accounting policies of the two companies (after National Starch’s financial information was adjusted from IFRS to GAAP, as discussed in Note 3 below and reclassifications that were recorded, as discussed in Note 5 below).

Following the Acquisition, we will conduct a review of National Starch’s accounting policies in an effort to determine if differences in accounting policies require modification to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements.

3.	Pro forma GAAP adjustments

The financial information of National Starch that has been presented has been prepared in accordance with the recognition and measurement principles of IFRS. Certain differences exist between IFRS and GAAP, and these differences may be material. The principal relevant differences between GAAP and IFRS that we believe would be material in the preparation of National Starch’s financial statements have been adjusted for, as described below.

The following adjustments have been made to align the National Starch IFRS financial information with GAAP. Since the National Starch financial statements exclude the effect of income taxes, no adjustment for the estimated income tax impact has been made in the pro forma GAAP adjustments.

(i) Push down accounting

On January 2, 2008, AkzoNobel completed the acquisition of ICI. National Starch was an existing business of ICI. AkzoNobel’s basis in National Starch, including purchase accounting, as a result of the January 2, 2008 acquisition, is not reflected in the combined financial statements prepared under IFRS, as there is no IFRS requirement to push down the parent’s basis in a subsidiary’s stand alone financial statements. However, GAAP requires that AkzoNobel’s basis in National Starch be reflected in the National Starch combined financial statements. As a result, the adjustments summarized below have been reflected in the combined statements of operating activities for the periods ended June 30, 2010, and December 31, 2009, as well as the combined statement of assets and liabilities as of June 30, 2010 to reflect the push down of AkzoNobel’s basis in the National Starch combined financial statements under GAAP.

	Period ended	Year ended
	June 30,	December 31,
(in millions)	2010	2009

Adjustments to Statement of Operating Activities Accounts:
Cost of sales (a)	$(2)	$(4)
Operating expenses-Intangible Assets (b)	(15)	(29)
Operating expenses-Unfavorable Contract (c)	—	8
Total adjustments to operating expenses	(15)	(21)

June 30, 2010

Adjustments to Statement of Assets and Liabilities Accounts:
Property, plant and equipment (d)	$26
Goodwill (d)	490
Intangible assets (d)	598
Other assets (e)	(19)

a Adjustment to reflect additional depreciation on property, plant, and equipment related to push down accounting.

b Adjustment to reflect additional amortization on intangible assets related to push down accounting.

c Adjustment to reflect the reversal of an unfavorable contract that was recorded in purchase accounting. This contract was renegotiated at market rates in 2009.

d Adjustments recorded to balance sheet accounts to reflect the application of push down accounting.

e Adjustment recorded to eliminate historical National Starch goodwill and intangible asset balances of $13 million and $6 million, respectively, as these amounts were removed as part of the application of push down accounting.

(ii) Impairments

National Starch tests goodwill and indefinite-lived intangibles for impairment. The application of Accounting Standards Codification 350, Intangibles—Goodwill and Other, resulted in impairment charges of $67 million and $7 million during the year ended December 31, 2009 for goodwill and indefinite-lived intangible assets, respectively.

(iii) Pension and post-retirement benefits

On the combined statement of assets and liabilities as of June 30, 2010, an adjustment of $20 million was recorded to reflect the funded status of the pension plans. Interim period remeasurement of the pension benefit obligation and fair value of the plan assets is not required under GAAP. As a result, an adjustment was recorded to decrease the liability and increase contributed capital by $20 million.

(iv) Hedging Instruments

Under IFRS, the cumulative amount of the hedging instruments’ fair value changes that were recorded in contributed capital are capitalized as basis adjustments to the hedged item upon recognition of the hedged item. Under US GAAP this amount is held in the other comprehensive income component of equity until it is released into the combined statement of operating activities when the hedged item affects earnings. As of June 30, 2010, $2 million of gains were capitalized in the National Starch inventory balance. The unaudited pro forma consolidated balance sheet as of June 30, 2010 has been adjusted to decrease inventory by $2 million and reduce contributed capital by $2 million.

4.	Pro forma transaction adjustments

The following adjustments have been made to reflect Corn Products acquisition of National Starch and the issuance of long-term debt as well as the use of existing cash to fund the acquisition.

a) Estimated purchase price

Corn Products plans to acquire National Starch for cash of $1.3 billion.

For purposes of preparing this unaudited pro forma consolidated financial information, we have assumed that the funding will come from the following sources:

Issuance of Senior Notes	$700
Revolving credit agreement	400
Existing Cash	200

$1,300

b) Preliminary allocation of purchase consideration to net assets acquired

The table below represents a preliminary allocation of the total cost of the acquisition to National Starch’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date acquisition:

Tangible Assets acquired
Working capital	$182
Property, plant and equipment—net	522
Other assets	11
Liabilities assumed
Non-current liabilities	(144)
Deferred tax liability	(14)
Identifiable intangible assets acquired	357
Goodwill	386
Total purchase price allocated	$1,300

(i) Except as noted below, the carrying value of assets and liabilities in National Starch’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments to record the fair value of all assets and liabilities and adjustments for consistency of accounting policies may be required.

(ii) Fair value adjustments

For the purposes of the pro forma analysis, the following adjustments have been made to reflect our preliminary estimate of the fair value of the net assets acquired:

•	The intangible assets of National Starch have decreased $234 million to a total value of $357 million to reflect our preliminary estimate of the fair value of intangible assets, including trademarks, customer lists and patents.

•	The property, plant and equipment has been increased $24 million to a total value of $522 million to reflect the preliminary estimate of fair value.

•	Non-current liabilities were increased by $20 million to reflect the fair value of pension and post-retirement benefits liabilities. Under the terms of the sale and purchase agreement, AkzoNobel has agreed to reimburse Corn Products for $7 million of this liability. This amount has been included as an increase to cash.

•	Deferred tax liabilities were increased $14 million in connection with property, plant and equipment, pensions, and purchase price adjustments. Not all tax adjustments have been made since the transaction has not been consummated and we do not have full access to National Starch’s books and records. Therefore, the pro forma financial statements are not necessarily indicative of the deferred tax balances as if Corn Products and National Starch had been a combined company during the specified period.

Goodwill, representing the total excess of the purchase consideration over the fair value of the assets acquired, was decreased by $37 million to $386 million. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities is expected to be allocated to residual goodwill.

(iii) Transaction funding

We intend to finance the Acquisition, in part, with the issuance of long-term debt. We currently estimate that we will borrow $400 million from our $1 billion senior, unsecured revolving credit facility that matures on September 2, 2013. In addition, we estimate that we will issue $750 million of Senior Notes. Of this amount, $700 million will be used as a portion of the cash consideration and $50 million will be used for transaction costs. We will also utilize $200 million of existing cash. The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts we incur based on market conditions at the time of the debt financing and other factors.

(iv) Transaction costs

We have estimated the National Starch total transaction costs will be $64 million comprised of $30 million of transaction costs expensed as incurred, $14 million of debt issuance costs and $20 million of bridge financing costs. Transaction costs of $23 million have been accrued as a current liability. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings as of June 30, 2010. No adjustment has been made to unaudited pro forma consolidated statement of income for these costs as they are non-recurring expenses.

The unaudited pro forma consolidated statement of income has been adjusted to reflect the reduction of $7 million of transaction costs, net of income tax benefit of $2 million, that were already incurred and recorded in the Corn Products unaudited consolidated statement of income for the six months ended June 30, 2010 on the basis that they are non-recurring expenses.

We have estimated that $14 million of the total transaction costs will be allocated to debt issuance costs. This amount includes upfront and arranger fees, underwriting fees and other fees and costs relating to the issuance of debt. These costs may ultimately be different than the amount assumed for the purposes of this unaudited pro forma consolidated financial information due to differences in the amount of debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the June 30, 2010 unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $3 million and an increase in other assets of $11 million. In the unaudited pro forma consolidated statements of income, these costs are amortized to expense over the life of the debt instruments under the effective interest method. The estimated expense is $3 million for the year ended December 31, 2009 and $2 million for the six months ending June 30, 2010.

In addition, in our historical June 30, 2010 condensed consolidated balance sheet have recorded $16 million of bridge financing costs in prepaid expenses. This amount has been adjusted in the pro forma financial statements to reduce prepaid expenses and reduce retained earnings because this amount represents non-recurring transaction costs that will be expensed upon completion of the transaction. Therefore, the amounts are not included in the pro forma statements of income. Also, there will be an additional $4 million of bridge financing costs incurred at the completion of the transaction. This amount has been adjusted in the pro forma financial statements by increasing accounts payable and accrued liabilities and reducing retained earnings. This amount also represents non-recurring transaction costs that will be expensed upon completion of the transaction and is therefore not included in the pro forma statements of income.

(v) Interest expense

An adjustment of $48 million to record pro forma interest expense was made for the year ended December 31, 2009 and an adjustment of $24 million was made for the six month period ending June 30, 2010. The interest charges are based on the weighted average interest rate on $1.15 billion of bank debt and Senior Notes issued as if such an amount was issued at January 1, 2009 and outstanding at December 31, 2009 and June 30, 2010.

The $1.15 billion bank debt and senior notes issued is based on $1.3 billion of cash consideration plus $50 million of debt to be used for transaction costs, less use of cash of $200 million. The weighted average interest rate of the bank debt and Senior Notes issued of 4.15% was used to calculate interest expense.

(vi) Depreciation expense

Property, plant and equipment was increased by $24 million to its fair value of $522 million. For purposes of determining additional depreciation expense, the fair value adjustment has been assumed to have a weighted average remaining life of 10 years. An adjustment to increase estimated depreciation expense of $2 million was made for the year ended December 31, 2009 and $1 million for the six months ended June 30, 2010.

(vii) Amortization expense

Definite lived intangible assets were decreased by $239 million to a fair value of $262 million. The weighted average useful life of the intangible assets is estimated at 26 years. An adjustment to record the decrease in estimated amortization expense of $17 million was made for the year ended December 31, 2009 and $9 million for the six month period ended June 30, 2010.

(viii) Income taxes

In the unaudited pro forma consolidated income statement, an income tax benefit of $20 million was recorded for the year ended December 31, 2009 and $10 million for the six months ending June 30, 2010 and relates to adjustments made for interest expense and financing costs. The expense was calculated using an estimated tax rate of approximately 38%, which is our best estimate based on the information presently available. A deferred tax asset of $5 million was recorded in relation to transaction funding adjustments. Not all tax adjustments have been made since the transaction has not been consummated and we do not have full access to National Starch’s books and records. Therefore the pro forma financial statements are not necessarily indicative of the deferred tax balances and income tax expense as if Corn Products and National Starch had been a combined company during the specified period.

(ix) Capital contribution

An adjustment to eliminate the National Starch contributed capital of $535 million was recorded in the unaudited pro forma consolidated balance sheet at June 30, 2010.

5.  Reclassifications

Certain financial statement line items included in National Starch’s historical presentation have been recast to conform the National Starch financial statement presentation to that of Corn Products.

(i) Shipping and handling costs that were not separately disclosed within revenues by National Starch are presented as a separate component of net sales by Corn Products. These costs were $8 million and $12 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

(ii) Prepaid expenses of $5 million included as part of trade and other receivables by National Starch are presented separately as prepaid expenses as of June 30, 2010.